Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Aravive, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value	457(c)	90,357,622	(1)	$1.50	(2)	$135,536,433	$110.20 per million	$14,937
Carry Forward Securities
Carry Forward Securities		—	—	—		—		—	—	—

		Total Offering Amounts						$135,536,433		$14,937
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due								$14,937

(1)

The shares of common stock will be offered for resale by the Selling Stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 90,357,622 shares of the Registrant’s common stock, which consists of (i) 29,308,612 outstanding shares of common stock, (ii)15,870,199 shares of common stock issuable upon the exercise of outstanding pre-funded warrants and (iii) 45,178,811 shares of common stock issuable upon the exercise of outstanding warrants (or issuable upon exercise of pre-funded warrants to purchase shares of common stock that are issuable to holders of warrants upon exercise of such warrants for pre-funded warrants in lieu of common stock). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Global Select Market on November 15, 2022, which date is a date within five business days of the filing of this registration statement.